Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-33199) pertaining to the Chicago Bridge & Iron Savings Plan of our report dated June 21, 2005, with respect to the financial statements of the Chicago Bridge & Iron Savings Plan included in this Annual Report (Form 11-K) as of December 31, 2004.
/s/ Pannell Kerr Forster of Texas, P.C.
Houston, Texas
June 26, 2006